Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175397 on Form S-3 of our report dated February 27, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of PSEG Power LLC and subsidiaries, appearing in this Annual Report on Form 10-K of PSEG Power LLC for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 27, 2012